Exhibit 10.22
NINTH AMENDMENT TO
AMENDED REVOLVING CREDIT AGREEMENT
          NINTH AMENDMENT, dated as of February 22, 2011 (this “Agreement”), is entered into by and among Alon USA Energy, Inc., a Delaware corporation (the “Parent”), Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership (“Alon LP”; together with such other subsidiaries of the Parent as may be designated as a borrower under the Credit Agreement by Alon LP with the prior written consent of the Agent (as defined below) and the Required Lenders (as defined in the Credit Agreement), each individually a “Borrower”, and, collectively, the “Borrowers”), all direct and indirect subsidiaries of the Parent other than the Excluded Subsidiaries (as defined in the Credit Agreement) (the Parent and such direct and indirect subsidiaries that are not Excluded Subsidiaries are hereinafter referred to individually as a “Guarantor Company” and, collectively, as the “Guarantor Companies”), the Lenders (as defined below), Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the Lenders (in such capacity, the “Agent”), and Bank Leumi USA, as co-arranger for the Lenders (“Bank Leumi”).
W I T N E S S E T H
          WHEREAS, the Borrowers, the Guarantor Companies, the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), the Agent and Bank Leumi are parties to the Amended Revolving Credit Agreement, dated as of June 22, 2006 (as amended by (i) the First Amendment, dated as of August 4, 2006, (ii) the Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, (iii) the Third Amendment, dated as of June 29, 2007, (iv) the Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, (v) the Fifth Amendment, dated as of July 31, 2009, (vi) the Sixth Amendment, dated as of May 10, 2010, (vii) the Seventh Amendment, dated as of June 1, 2010, (viii) the Eighth Amendment, dated as of June 16, 2010 and (ix) as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made revolving loans to the Borrowers;
          WHEREAS, the Loan Parties have requested that the Lenders amend certain definitions and covenants of the Credit Agreement as set forth below, and the Lenders, Bank Leumi and the Agent are willing to so amend the Credit Agreement, subject to the terms and conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.
     2. New Definitions. Section 1.01 of the Credit Agreement is hereby amended to add the following defined terms in the appropriate alphabetical order:

          “‘Alon Brands Issuance Proceeds’ has the meaning specified therefor in Section 7.01(p) hereof.”
          “‘Funded Debt’ means, at any date of determination, the aggregate principal amount of all outstanding Indebtedness for borrowed money of Alon USA and its Consolidated Subsidiaries outstanding at such time, less freely transferable cash and Permitted Investments of Alon USA and its Consolidated Subsidiaries not subject to any Lien (other than a Lien in favor of the Agent) at such time.”
          “‘Specified Dividend Amount’ means cash dividends to the Parent’s common stockholders of up to $0.04 per share of common stock of the Parent in the aggregate during any Fiscal Quarter of the Parent.”
     3. Amendment and Restatement of Existing Definition. The following defined term in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “‘Consolidated EBITDA’ means, for any Person and its Consolidated Subsidiaries, for any period, the net income (or net loss) of such Person and its Consolidated Subsidiaries for such period, plus (i) the sum, without duplication, of (A) gross interest expense for such period, (B) income tax expense, (C) positive depreciation expense, (D) positive amortization expense, (E) extraordinary or unusual non-cash losses (to the extent that such extraordinary or unusual losses have not resulted in a cash outlay by such Person), (F) non-cash charges representing “last-in-first-out” inventory costs in excess of estimated replacement costs, (G) any non-cash operating losses, (H) any losses resulting from a change in accounting principles and (I) any minority interest expense to the extent identified as a line item in the financial statements of such Person or its Consolidated Subsidiaries, less (ii) the sum, without duplication, of (A) extraordinary gains or unusual non-cash gains, and (B) any non-cash gain that constitutes a reversal or a recovery of any non-cash charges representing “last-in-first-out” inventory costs in excess of estimated replacement costs, each determined on a consolidated basis in accordance with GAAP for such Person and its Consolidated Subsidiaries.”
     4. Amendments to Credit Agreement.
          (a) Reduction of Revolving Credit Commitment; Prepayment of Revolving Credit Loans. Section 2.07(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(d) Immediately upon the receipt by any Loan Party or any Company of any Net Proceeds from the issuance, sale, assignment, transfer or other disposition of any Capital Stock, debt securities or assets of a Company (other than Net Proceeds from the sale of Inventory in the ordinary course of business and other than with respect to property subject to a prior Permitted Lien)

the Borrowers shall make a prepayment of the Revolving Credit Loans in an amount equal to the amount of such Net Proceeds (including, without limitation, any Alon Brands Issuance Proceeds), provided that the Borrowers shall not be required to make such prepayment (x) to the extent any Borrower or other Company is obligated to pay such Net Proceeds of Fixed Assets, Capital Stock or debt securities to the Term Loan Agent in accordance with Sections 2.13(a) of the Term Loan Agreement (as in effect on the date hereof) or (y) based on Alon Brands Issuance Proceeds to the extent the aggregate principal amount of all such prepayments based on Alon Brands Issuance Proceeds pursuant to this subsection would exceed $30,000,000. Notwithstanding the foregoing, (i) the Borrowers shall not be required to prepay the Revolving Credit Loans in the case of intercompany Indebtedness between the Loan Parties permitted by Sections 7.02(b) and 7.02(e) and (ii) the Administrative Borrower may, as to any amounts that would constitute Net Proceeds of the sale of any Fixed Assets, deliver to the Agent, at the time of receipt of such amounts by any Loan Party, a certificate of an officer stating that it intends to reinvest such amounts in productive assets of a kind then used or usable in the business of the Parent or its Subsidiaries (and, to the extent the assets sold in such asset sale constituted Collateral, which will be subject to a perfected security interest in favor of the Agent, subject only to the security interest of the Term Loan Agent, securing the Obligations under this Agreement), within 360 days of receipt of such amounts, and such amounts shall be deemed not to constitute Net Proceeds if, so long as and to the extent that (A) no Default or Event of Default shall have occurred and be continuing at the time of delivery of such certificate or at the proposed time of the application of such amounts, (B) such amounts may, pending their use to acquire such assets, be deposited with and held by the Term Loan Agent in an account over which the Term Loan Agent shall have sole control and exclusive rights of withdrawal subject to and consistent with the terms of the Intercreditor Agreement, and which shall be subject to a perfected security interest in favor of a Collateral Agent under the Security Documents (the “Asset Reinvestment Account”), (C) the aggregate amount held pending reinvestment at any time pursuant to this sentence shall not exceed $40,000,000 and (D) such amounts shall in fact be reinvested in assets meeting the requirements set forth above within such 360-day period (it being agreed that any amounts as to which any of the foregoing requirements shall at any time not be satisfied shall constitute Net Proceeds and be applied to prepay Revolving Credit Loans to the extent required by this Section 2.07).”
          (b) Affirmative Covenant — Reporting Requirements. Section 7.01(a)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(i)(A) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of the Parent in each Fiscal Year, consolidated balance sheets, consolidated statements of income and consolidated statements of cash flow of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Quarter; and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and (A) certified by the chief financial officer of the Parent as fairly presenting, in all material respects, the financial position and the results of operations and changes in financial position, as of the end of such Fiscal Quarter of the Parent and its Consolidated Subsidiaries, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lenders, subject to year end adjustments, and (B) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agent (it being agreed that any “Big Four” accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such consolidated balance sheets, statements of income and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP; and
          (B) as soon as available and in any event within 90 days after the end of the first two Fiscal Quarters in each Fiscal Year, a balance sheet, statement of income and statement of cash flow of Alon LP (alone, without regard to its Subsidiaries) for the period from the beginning of such Fiscal Year to the end of such second Fiscal Quarter, setting forth in comparative form the corresponding figures for the first two Fiscal Quarters of the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and (1) certified by the chief financial officer of Alon LP as fairly representing, in all material respects, the financial position of Alon LP and the results of operations and changes in financial position of Alon LP, as of the end of such period, and (2) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected by Alon LP and satisfactory to the Agent (it being agreed that any “Big Four” accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such balance sheets, statements of income, and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP and except for qualifications that the financial statements are alone, without regard to its Subsidiaries.”
          (c) Affirmative Covenant — Alon Brands Issuance Proceeds. The Credit Agreement is hereby amended by adding a new Section 7.01(p), to read in its entirety as follows:
          “(p) Immediately upon the receipt by Alon Brands or any of its Subsidiaries at any time and from time to time of any capital contribution or any Net Proceeds from the issuance, sale, assignment, transfer or other disposition of any of its debt securities or Capital Stock (collectively, “Alon Brands Issuance Proceeds”), Alon Brands shall, or shall cause such Subsidiary to, as applicable, (i) give written notice to the Lenders (in reasonable detail) of the amounts received and the circumstances, and (ii) transfer to Alon LP such Alon Brands Issuance Proceeds in an aggregate amount not to exceed $30,000,000 (for all such transfers pursuant to this Section 7.01(p)). The Borrowers shall prepay the Revolving

Credit Loans immediately upon receipt by Alon Brands or any of its Subsidiaries of any Alon Brands Issuance Proceeds received in accordance with Section 2.07(d) (it being understood and agreed that the Borrowers shall not be required to make mandatory prepayments pursuant to such subsection of more than $30,000,000 in the aggregate).”
          (d) Negative Covenant — Dividends, Prepayments, Etc. Section 7.02(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(f) Dividends, Prepayments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders as such, or make any other payment or distribution of assets to its stockholders as such, or permit any of its Subsidiaries to do any of the foregoing or to purchase or otherwise acquire for value any stock of any Loan Party, make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, defease or otherwise retire, any Indebtedness of any Loan Party before its scheduled due date (other than prepayments of Indebtedness under the Loan Documents or the Term Loan Documents) (in each case, a “Restricted Payment”), other than:
          (i) any Alon Brands Issuance Proceeds required to be transferred to Alon LP under Section 7.01(p);
          (ii) so long as no Event of Default has occurred or is continuing or will result from any such Restricted Payment, prior to delivery of financial statements to the Lenders referred to in Section 7.01(a)(i) for the Fiscal Quarter of the Parent ending September 30, 2011, Restricted Payments by Alon LP to its parents, by such parents to their direct and indirect parents, and by the Parent to its shareholders, in each case in an aggregate amount not to exceed the Specified Dividend Amount;
          (iii) the Parent may declare and make dividend payments or other distributions payable solely in shares of its common stock to the holders of its preferred shares at the rate of $0.2125 per share of preferred shares for each Fiscal Quarter;
          (iv) cash payments to the holders of preferred shares of the Parent required for any withholding tax in connection with dividend payments or other distributions made to such holders in any Fiscal Quarter pursuant to clause (iii) above;
          (v) so long as no Event of Default has occurred or is continuing or will result from any such Restricted Payment, after delivery of financial statements to the Lenders referred to in Section 7.01(a)(i) for the Fiscal Quarter of the Parent ending September 30, 2011, Restricted Payments in an amount not to exceed $25,000,000 in the aggregate; and

          (vi) so long as no Event of Default has occurred or is continuing or will result from any such Restricted Payment, after delivery of financial statements to the Lenders referred to in Section 7.01(a)(i) for the Fiscal Quarter of the Parent ending September 30, 2011, any Restricted Payment that exceeds $25,000,000 in the aggregate, provided that prior to making any such Restricted Payment, the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (A) immediately before and after giving effect to any such Restricted Payment, no Event of Default has occurred or is continuing or will result from the Restricted Payment and (B) as of the last Fiscal Quarter for which financial statements were delivered pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to any such Restricted Payment as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof (which certification shall set forth in reasonable detail the Borrowers’ calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made).”
          (e) Financial Covenant — Funded Debt to EBITDA. Section 7.02(i)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(ii) Funded Debt to EBITDA. Permit the ratio of (A) Funded Debt as of December 31, 2010 to Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for the four Fiscal Quarters ending on December 31, 2010 to exceed -8 to 1, (B) Funded Debt as of March 31, 2011 to four times Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for the single Fiscal Quarter ending on March 31, 2011 to exceed 8 to 1, (C) Funded Debt as of June 30, 2011 to four times Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for the single Fiscal Quarter ending on June 30, 2011 to exceed 4 to 1, (D) Funded Debt as of September 30, 2011 to four times Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for the single Fiscal Quarter ending on September 30, 2011 to exceed 4 to 1, and (E) Funded Debt as of the last day of each Fiscal Quarter ending thereafter to Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for the four Fiscal Quarters ending on the last day of such Fiscal Quarter to exceed 4 to 1, provided that no such requirement shall apply with respect to the Fiscal Quarters ending March 31, 2010, June 30, 2010, and September 30, 2010.
Solely for the purposes of calculating the ratio set forth above, if, at the time the ratio is being determined, either Alon USA or any of its Subsidiaries shall have completed any Disposition, Merger, incurrence of Indebtedness, Investment or Restricted Payment (or series of related Dispositions, Mergers, incurrence of Indebtedness, Investments or Restricted Payments) exceeding $25,000,000 in the aggregate, in each case, since the beginning of the relevant testing period, the ratio shall be determined on a pro forma basis as if such Disposition, Merger, incurrence of Indebtedness, Investment or Restricted Payment, had occurred at the beginning of such period.”
          (f) Financial Covenant — Interest Coverage Ratio. Section 7.02(i)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(iv) Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) of (A) for the four Fiscal Quarters ending December 31, 2010, (i) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for such four Fiscal Quarters to (ii) interest expense of Alon USA and its Consolidated Subsidiaries payable for such four Fiscal Quarters, to be less than -0.8:1.0, (B) for the Fiscal Quarter ending March 31, 2011, (i) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for such Fiscal Quarter to (ii) interest expense of Alon USA and its Consolidated Subsidiaries payable for such Fiscal Quarter, to be less than 0.9:1.0, (B) for the Fiscal Quarter ending June 30, 2011, (i) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for such Fiscal Quarter to (ii) interest expense of Alon USA and its Consolidated Subsidiaries payable for such Fiscal Quarter, to be less than 2.0:1.0, (C) for the Fiscal Quarter ending September 30, 2011, (i) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for such Fiscal Quarter to (ii) interest expense of Alon USA and its Consolidated Subsidiaries payable for such Fiscal Quarter, to be less than 2.0:1.0, and (D) for each Fiscal Quarter ending on and after December 31, 2011, (i) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries to (ii) interest expense of Alon USA and its Consolidated Subsidiaries payable for such period, in each case, for the four consecutive Fiscal Quarters ended on such date, to be less than 2.0:1.0, provided that no such requirement shall apply with respect to the Fiscal Quarters ending March 31, 2010, June 30, 2010, and September 30, 2010.”
     5. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment on or before February 22, 2011, in a manner satisfactory to the Agent, of the following conditions (the date such conditions are fulfilled is hereafter referred to as the “Ninth Amendment Date”):
          (a) The Agent shall have received on or before the Ninth Amendment Date the following, each in form and substance satisfactory to the Agent:
               (i) five (5) copies of this Agreement, duly executed by the Loan Parties, the Agent and the Lenders; and
               (ii) five (5) copies of the Ninth Amendment Fee Letter, dated as of the date hereof, duly executed by the Borrowers and the Agent (the “Ninth Amendment Fee Letter”).
          (b) The Borrowers shall have paid to the Agent (i) for the benefit of the Lenders the Ninth Amendment Fee (as defined in the Ninth Amendment Fee Letter), and (ii) all other fees, costs, expenses and taxes payable on the Ninth Amendment Date pursuant to Section 12.05 of the Credit Agreement.

          (c) The representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Ninth Amendment Date shall be true and correct on and as of the Ninth Amendment Date as though made on and as of such date, except to the extent that such representations or warranties expressly relate solely to an earlier date (in which case such representations or warranties shall be true and correct on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Ninth Amendment Date or would result from this Agreement becoming effective in accordance with its terms.
     6. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Loan Parties represent and warrant to the Agent and the Lenders that, as of the Ninth Amendment Date, the representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Ninth Amendment Date are true and correct in all respects on and as of the Ninth Amendment Date, after giving effect to the terms of this Agreement, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such date); and no Default or Event of Default has occurred and is continuing on the Ninth Amendment Date or will result from this Agreement becoming effective in accordance with its terms.
     7. Reservation of Rights. No action or acquiescence by the Agent and the Lenders, including, without limitation, this Agreement of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default which may exist as of the Ninth Amendment Date. Accordingly, the Agent and the Lenders reserve all of their rights under the Credit Agreement, the Loan Documents, at law and otherwise regarding any such Default or Event of Default.
     8. Continued Effectiveness of Loan Documents. Each of the Loan Parties hereby (a) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Ninth Amendment Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Agreement, and (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent a security interest in or lien on, any collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.
     9. Miscellaneous.
          (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart hereof.

          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          (c) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (d) THE LOAN PARTIES, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          (e) Each Loan Party hereby acknowledges and agrees that this Agreement constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Agreement shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement.
          (f) The Loan Parties will pay on demand all reasonable fees, reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement and the administration of the Credit Agreement, including, without limitation, the reasonable fees, out-of-pocket disbursements and other client charges of Schulte Roth & Zabel LLP.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower: ALON USA, LP
By:	Alon USA GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer
Ninth Amendment to the Amended Revolving Credit Agreement

Guarantor Companies: ALON USA OPERATING, INC ALON USA REFINING, INC. ALON USA, INC. ALON USA ENERGY, INC. ALON PARAMOUNT HOLDINGS, INC. ALON USA GP, LLC ALON ASSETS, INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

ALON USA CAPITAL, INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Vice President

ALON CRUDE PIPELINE, LLC
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Vice President and Chief Financial Officer
Ninth Amendment to the Amended Revolving Credit Agreement

ALON BRANDS, INC. ALON USA DELAWARE, LLC ALON PIPELINE LOGISTICS, LLC
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Vice President
Ninth Amendment to the Amended Revolving Credit Agreement

Agent and Lender: ISRAEL DISCOUNT BANK OF NEW YORK
By:	/s/ Mali Golan
	Name:	Mali Golan
	Title:	AVP

By:	/s/ Howard Weinberg
	Name:	Howard Weinberg
	Title:	ESVP
Ninth Amendment to the Amended Revolving Credit Agreement

Lender and Co-arranger: BANK LEUMI USA
By:	/s/ Gil Hershman
	Name:	Gil Hershman
	Title:	Vice President

By:	/s/ Michaela Klein
	Name:	Michaela Klein
	Title:	Senior Vice President
Ninth Amendment to the Amended Revolving Credit Agreement